EXHIBIT 99.1

                                  PRESS RELEASE

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FOR IMMEDIATE RELEASE

Contact:     Ralph Schank
             President and Chief Executive Officer
             (816) 233-5148


                ST. JOSEPH BANCORP, INC. COMPLETES STOCK OFFERING

St. Joseph, Missouri, February 2, 2009 - St. Joseph Bancorp, Inc. (the "Company"), the newly formed holding company for Midwest Federal Savings and Loan Association of St. Joseph (the "Bank"), St. Joseph, Missouri, announced that on January 30, 2009 it completed its initial public stock offering in connection with the Bank's conversion from the mutual to the stock form of organization. The Company issued a total of 376,918 shares of its common stock for an aggregate of $3,769,180 in total offering proceeds. The common stock is expected to be quoted on the OTC Bulletin Board on Monday February 2, 2009, under the symbol "SJBA".

Ralph E. Schank, President and Chief Executive Officer, stated, "The confidence of our customers and community members demonstrated by investing in the Company's stock reflects their recognition of Midwest Federal's bright future as a full service community bank. We look forward to enhancing value for our new shareholders as we execute the Bank's growth plan."

As of September 30, 2008, the Bank had $19.4 million in assets, $13.8 million in deposits and $5.5 million in total equity. The amount of the Bank's total equity at September 30, 2008, does not give effect to the net proceeds raised in the offering which will be added to total equity following completion of the offering. The Bank is a federally chartered savings and loan association serving business and personal clients from its headquarters in St. Joseph, Missouri.

Sandler O'Neill & Partners, L.P. served as financial advisor and marketing agent with regard to the Company's offering. Luse, Gorman, Pomerenk & Schick, P.C., Washington, D.C., served as special counsel to St. Joseph Bancorp., Inc. for the conversion and stock offering.


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This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. St. Joseph Bancorp's prospectus, dated November 12, 2008, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.